EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-487-6555

Capitol Bancorp Limited Establishes Valuation Allowance for Deferred Tax Asset

LANSING, Mich., and PHOENIX, Ariz: November 12, 2009: Capitol Bancorp’s management has considered and reviewed the status of the Corporation’s consolidated deferred tax asset as of September 30, 2009.

As of that date, the consolidated deferred tax asset approximated $108.6 million which consisted primarily of components relating to provisions for loan losses and net operating losses of consolidated subsidiaries.

Due to continuing operating losses during 2009, management reassessed the potential realization of the deferred tax asset as of September 30, 2009 and established a valuation allowance of $91 million, to reduce the deferred tax asset to approximately $17.6 million, which represents the amount of the asset estimated to be currently recoverable via carryback of current net operating losses.

On Friday, November 6, 2009, new tax legislation was signed into law which would increase the amount of tax benefits realizable through carryback of operating losses.  Management has not completed its analysis of that new tax legislation, however, it is believed that it will be beneficial to the Corporation during the fourth quarter of 2009 through the recognition of additional income tax benefits in the form of potential refund of taxes previously paid which were charged to expense in prior years.

Management’s current election to record a valuation allowance for deferred tax assets as of September 30, 2009 increased the net loss attributable to Capitol Bancorp to $118.1 million for the nine months ended September 30, 2009 ($6.84 per share).  The recording of the deferred tax valuation allowance marginally reduced regulatory capital ratios as of September 30, 2009 inasmuch as such deferred tax assets had previously been primarily disallowed from capital ratio computations of the Corporation and its bank subsidiaries.  The Corporation remains well-

capitalized after recognition of the above-mentioned valuation allowance for the deferred tax asset at September 30, 2009.

For additional information regarding this matter, please refer to the Corporation’s report on Form 10-Q for the period ended September 30, 2009.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.4 billion national community banking company, with a network of bank operations in 17 states. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

Forward Looking Statement
Certain statements in this announcement contain forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.

All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the company or any person acting on the Corporation’s behalf are qualified by the cautionary statements in this press release. The Corporation does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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